 Exhibit 15.1

Beijing Office Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020 T 8610.8518.7992

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ucommune International Ltd. on Form S-8 of our report dated May 17, 2021, with respect to our audits of the combined and consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 appearing in the Annual Report on Form 20-F of Ucommune International Ltd. for the year ended December 31, 2020.

/s/ Marcum Bernstein and Pinchuk LLP

Marcum Bernstein and Pinchuk LLP

Beijing, China

May 17, 2021

www.marcumbp.com